Careview Communications 10-K

EXHIBIT 21.00

SUBSIDIARIES OF THE REGISTRANT

●	CareView Communications, Inc., a Texas corporation (“CareView-TX”), a wholly owned subsidiary
●	CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”), a wholly owned subsidiary
●	CareView-Hillcrest, LLC, a Wisconsin limited liability company (“CareView-Hillcrest”), a variable interest entity
●	CareView-Saline, LLC, a Wisconsin limited liability company (“CareView-Saline”), a variable interest entity

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